Exhibit 2.6

                                    SUBLEASE


             THIS SUBLEASE (this "Sublease") is made as of October 10, 1997, by and between THERMO TERRATECH INC., a Delaware corporation ("Sublandlord"), and HOLCROFT L.L.C., a Delaware limited liability company ("Subtenant").

                              W I T N E S S E T H:

             WHEREAS, pursuant to the terms of that certain Agreement of Lease dated as of December 31, 1985 (as amended, the "Overlease"), by and between W & C Investment Co. ("Overlandlord"), successor-in-interest to Claridge Properties Ltd., and TMO, Inc. ("Overtenant"), successor-in-interest to Thermo Electron Corporation, Overlandlord currently leases to Overtenant certain premises known and numbered as 12068 Market Street, Livonia, Michigan, and more particularly described in the Overlease (the "Entire Premises"); and

             WHEREAS, pursuant to the terms of that certain Sublease dated as of March 30, 1986 (as amended, the "Oversublease"), by and between Overtenant and Sublandlord, successor-in-interest to Holcroft/Loftus, Inc., Overtenant currently subleases to Sublandlord the Entire Premises; and

             WHEREAS, Sublandlord desires to further sublease to Subtenant varying portions of the Entire Premises upon the terms and subject to the conditions more particularly set forth herein;

             NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

             1.   Demise of Sublease Premises.

                  1.1 Upon the terms and subject to the conditions hereinafter set forth, Sublandlord agrees to demise to Subtenant the following premises:

                       (a) During Subterm A (as defined in Section 2 below), a portion of the Entire Premises consisting of approximately 96,000 square feet and delineated in red on the Site Plan attached hereto as Exhibit A and incorporated herein by this reference (the "Sublease Premises A");

                       (b) During Subterm B (as defined in Section 2 below), the Sublease Premises A, together with an additional
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        portion of the Entire Premises consisting of approximately 37,000 square feet and delineated in blue on the Site Plan attached hereto as Exhibit A (collectively, the "Sublease Premises B");
        and

                       (c) During Subterm C (as defined in Section 2 below), the Sublease Premises B, together with an additional area consisting of approximately 37,000 square feet and comprising the balance of the Entire Premises.

        The term "the Sublease Premises" as used in this Sublease shall mean and refer to (i) the Sublease Premises A during Subterm A,
        (ii) the Sublease Premises B during Subterm B and (iii) the Entire Premises during Subterm C. Subtenant shall have the right (in common with others during Subterm A and Subterm B, and exclusively during Subterm C) to use the parking and other common areas serving the Entire Premises.

                  1.2 Notwithstanding the foregoing, Subtenant shall have the right at any time during Subterm B to elect, upon written notice to Sublandlord (the "Expansion Notice"), to add to the Sublease Premises B the then unleased balance of the Entire Premises, effective as of the date of Sublandlord's receipt of the Expansion Notice; provided, however, that Subtenant's aforesaid right of expansion shall not be exercisable if Sublandlord has, prior to its receipt of the Expansion Notice from Subtenant, signed a sublease or letter of intent with a third party for the subleasing of such space.

             2.   Term.   The term of this Sublease shall commence on
        October 10, 1997 (the "Commencement Date") and shall continue for the following consecutive periods:

                  (a) The period from the Commencement Date through and including October 31, 1997 ("Subterm A");

                  (b) The period from November 1, 1997 through and including October 31, 1998 ("Subterm B"); and

                  (c) The period from November 1, 1998 through and including December 31, 2004 ("Subterm C"); provided, however, that if Subtenant elects to exercise its expansion option under Section 1.2 above, Subterm C shall commence as of the date of Sublandlord's receipt of the Expansion Notice.

        Subterm A, Subterm B and Subterm C are hereinafter collectively referred to as the "Term".


             3.   Annual Fixed Rent.   Subtenant shall pay to
        Sublandlord, in lawful money of the United States, without any set-off or deduction whatsoever, annual fixed rent (the "Annual Fixed Rent") at the following rates:

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                                                     Annual Fixed
                       Period                        Rent Rate

                  (a)  Subterm A and Subterm B:      $228,500

                  (b)  Subterm C:                    The annual fixed
                                                     rental payable by
                                                     Overtenant to
                                                     Overlandlord under
                                                     Article 3 of the
                                                     Overlease.

        The Annual Fixed Rent shall be payable in twelve (12) equal monthly installments in advance on the first day of each calendar month during the Term hereof; provided, however, that the parties agree that the installment of Annual Fixed Rent payable with respect to Subterm A shall be paid upon execution of this Sublease and that such installment shall be calculated as if Subterm A commenced on October 1, 1997. In the event that the Term expires, or this Sublease is otherwise terminated in accordance with its terms, on a date other than the last day of a calendar month, the final monthly installment of Annual Fixed Rent shall be pro-rated accordingly on a per diem basis. All payments of Annual Fixed Rent, additional rent and other charges under this Sublease shall be made to Sublandlord at its address set forth in Section 17 below, or at such other address or addresses as Sublandlord may from time to time designate.

             4.   Insurance.

                  4.1  Subtenant shall obtain on or before the
        Commencement Date, and shall keep in effect at all times during the Term hereof, the following insurance coverage with respect to the Sublease Premises:

                  (a) Comprehensive general liability insurance insuring against claims for bodily injury, death or property damage occurring on, in or about the Sublease Premises, written on an occurrence basis and having a combined single limit not less than $5,000,000.00;

                  (b) Workers' Compensation Insurance, in amounts required by applicable law, covering all persons working at or in the Sublease Premises;

                  (c) Fire and Extended Coverage Insurance in an amount adequate to cover the actual cash value of all of Subtenant's personal property, trade fixtures, tenant improvements, equipment and the like located on the Sublease Premises; and

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                  (d)  Such other insurance as Overlandlord may
        reasonably require.

             All such insurance shall be in responsible companies qualified to do business in the State of Michigan, and Subtenant shall deliver to Sublandlord, prior to the time such insurance is required to be maintained, certificates of such insurance evidencing the coverage required hereunder. The insurance referenced in clause (a) above shall name Sublandlord, Overtenant, Overlandlord and any Mortgagee (as defined in Section 3A.02 of the Overlease) as additional insureds, and shall provide that the same may only be canceled or amended upon no less than ten (10) days' prior written notice to said additional insureds. Notwithstanding anything to the contrary contained herein, Sublandlord and Subtenant each hereby waives all rights of recovery against the other party, and such other party's insurance company (by way of subrogation or otherwise), for all losses, damages or injuries to the Sublease Premises or Entire Premises, any improvements thereon or any personal property of either party therein, to the extent such waiver does not invalidate any insurance coverage of either party; provided, however, that the foregoing waiver by either party shall not apply with respect to any loss, damage or injury to the extent caused by the negligence or willful misconduct of the other party, its agents, employees, representatives or contractors.

                  4.2 During Subterm A and Subterm B, Subtenant shall pay to Sublandlord, as additional rent, Subtenant's Pro Rata Share (as hereinafter defined) of the cost incurred by Sublandlord in maintaining the insurance coverage required under
        Article 7 of the Overlease. During Subterm C, Subtenant shall pay to Sublandlord, as additional rent, the full amount of the cost incurred by Sublandlord in maintaining the aforesaid insurance coverage. For purposes of this Sublease, Subtenant's Pro Rata Share at any given time during the Term hereof shall be a percentage equal to the ratio of the then total square footage of the Sublease Premises to the total square footage of the Entire Premises.

                  4.3 Payment of all additional rent under this Section 4 shall be made by Subtenant to Sublandlord within ten (10) days after demand therefor.

             5.   Additional Charges.

                  5.1 During Subterm A and Subterm B, Subtenant shall pay to Sublandlord, as additional rent, Subtenant's Pro Rata Share of all Impositions (as defined in Section 4.01 of the Overlease) payable to Overlandlord under Article 4 of the Overlease. During Subterm C, Subtenant shall pay to Sublandlord, as additional rent, the full amount of all Impositions payable to Overlandlord under Article 4 of the Overlease.

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                  5.2  During Subterm A and Subterm B, Subtenant shall
        pay to Sublandlord, as additional rent, Subtenant's Pro Rata Share of all charges payable to Overlandlord under Article 5 of the Overlease, except for utility charges which shall be payable in accordance with the following provisions of this Section 5.2. During Subterm A, Subtenant shall pay to Sublandlord, as additional rent, all charges for electricity, gas, water, sewage, garbage, telephone and other utilities (collectively, "Utilities") used or consumed in the Sublease Premises, which charges shall be based upon Subtenant's estimated usage as determined by Sublandlord in its reasonable discretion. From and after the commencement date of Subterm C, Subtenant shall pay, directly to the applicable provider thereof, all charges for Utilities used or consumed in the Entire Premises.

                  5.3 Payment of all additional rent under this Section 5 shall be made by Subtenant to Sublandlord within ten (10) days after demand therefor.

             6.   Use.   Subtenant shall have the right to use the
        Sublease Premises only for those uses permitted under Article 2 of the Overlease. Subtenant shall conduct its business operations in the Sublease Premises in a first class manner and so as not to disturb the quiet enjoyment or interfere with the business operations of any other tenant or occupant of the building in which the Sublease Premises are located. Subtenant shall not commit or suffer to be committed any waste upon the Sublease Premises and agrees not to injure, overload, deface or otherwise damage the Sublease Premises. Subtenant shall not permit the emission of any objectionable noise, vibration, odor or fumes from the Sublease Premises, nor make any use of the Sublease Premises which is offensive, noxious, or liable to create a nuisance or to invalidate or increase the premiums for any insurance thereon maintained by Overtenant and/or Overlandlord. In its use and occupancy of the Sublease Premises, Subtenant shall comply, at Subtenant's sole cost and expense, with the requirements of all applicable zoning, building, fire, health and other codes, statutes, regulations, rules, orders, ordinances and laws of any federal, state or local governmental or other public authority (including without limitation any requirements related to the issuance of a certificate of occupancy for the Sublease Premises). Subtenant, promptly after obtaining knowledge thereof, will notify Sublandlord, and any other persons designated by Sublandlord, of any action or proceeding affecting the Sublease Premises.

             7.   Alterations.   Subtenant shall not make any
        alterations, additions or improvements to the Sublease Premises without the prior written consent of Sublandlord, which consent will not be unreasonably withheld; provided, however, that it is understood and agreed that the granting of Sublandlord's consent under this Section 7 with respect to any proposed alteration, addition or improvement shall be conditioned upon Sublandlord's

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        receipt of Overlandlord's consent to the same, to the extent required by the terms of the Overlease, and further provided that the making by Subtenant of any such alteration, addition or improvement shall be in compliance with all applicable provisions of Article 11 of the Overlease. Notwithstanding the foregoing, in the event that any proposed alteration, addition or improvement is approved by Overlandlord and Overlandlord further agrees in writing that the same need not be removed upon the expiration or earlier termination of the Overlease, Sublandlord's consent to the making of such alteration, addition or improvement shall not be required.

             8.   Maintenance and Repair.

                  8.1 During Subterm A and Subterm B, Sublandlord shall, at its sole cost and expense, maintain the Sublease Premises in good condition and repair; provided, however, that to the extent any repairs are required due to the negligence or willful misconduct of Subtenant, its agents, employees, representatives or contractors, the same shall be made by Subtenant at Subtenant's sole cost and expense. Notwithstanding anything to the contrary contained herein, Subtenant shall be solely responsible for janitorial cleaning of the Sublease Premises and garbage and trash disposal therefrom. Subtenant shall provide, at Subtenant's sole cost and expense, reasonable security protection for the Sublease Premises.

                  8.2 During Subterm C, Subtenant shall, at its sole cost and expense, maintain the Sublease Premises, and all sidewalks, grounds, parking and other areas, vaults, chutes, sidewalk hoists, railings, gutters, water and sewer connections, alleys and curbs in front of or adjacent to the Sublease Premises, in good and safe order and condition, all in accordance with Article 10 of the Overlease, and shall further perform all other obligations of the lessee under said Article 10.

             9.   Fire and other Casualty.   If the whole or any part of
        the Sublease Premises shall be damaged by fire or other casualty and neither the Overlease nor the Oversublease is terminated on account thereof, this Sublease shall remain in full force and effect and Annual Fixed Rent and all other charges payable hereunder shall not abate unless there is an abatement of Fixed Rent and Additional Rent under the terms of the Overlease, and then only to the extent such abatement is allocable to the Sublease Premises.

             10.  Subordination.   This Sublease shall be fully
        subordinate to (i) the Overlease and all extensions or modifications thereof, (ii) any Mortgage (as defined in Section 3A.02 of the Overlease) on the Sublease Premises or any part thereof, and (iii) the Oversublease. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary; provided, however, that Subtenant agrees to execute any and all documents or instruments

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        required by Overlandlord under the Overlease, the holder of any such Mortgage or Overtenant, or their respective counsel, to evidence such subordination. A true and complete copy of each of the Overlease and Oversublease are attached hereto as Exhibit B-1 and Exhibit B-2, respectively. The following provisions of the Overlease are incorporated herein by reference, as they relate to the Term hereof and to the Sublease Premises, with the same force and effect as if they were fully set forth herein, except as to those matters otherwise provided for herein: Articles 2, 3 (except for Section 3.01), 3A (except for the words "is a net lease" in line one of Section 3A.01), 4 (except for Section 4.04), 5, 6, 9 (but only to the extent applicable to Sections
        10.01 and 12.01 of the Overlease), 10 and 11 (but only to the extent applicable to Sections 10.01 and 12.01 of the Overlease and Section 7 of this Sublease), Section 12.01 (except for the phrase commencing in line 20 of Section 12.01 with words "provided, however, that the provisions of this" and continuing through the end of Section 12.01), Section 12.02 (but only the last sentence thereof), Section 12.03 (except for the insert denoted by an asterisk in line 9), Articles 13, 16 (except for the balance of the first sentence of Section 16.01 from and after the comma in line 2 thereof), 17, 19, 21, 23, 24, 25, 27, 30 (but only to the extent applicable to Section 23 of this Sublease), 31, 32 and 33 (except for Section 33.09). Subtenant hereby assumes, and covenants and agrees to perform, all of the obligations of the lessee under the Overlease to the extent such obligations are incorporated herein by reference and relate to the Sublease Premises during the Term hereof. To the extent that any provision in the Overlease incorporated herein by reference conflicts with any provisions of this Sublease, the provisions of this Sublease shall be controlling. Sublandlord agrees to perform its obligations as tenant under the Oversublease, except to the extent such obligations are assumed by Subtenant hereunder. Subject to Section 16 below, if for any reason the term of the Overlease or of the Oversublease is terminated prior to the expiration date of this Sublease, this Sublease shall thereupon terminate, and Sublandlord shall not be liable to Subtenant by reason thereof.

             11.  Covenants Regarding Overlease.

                  (a) Subtenant covenants and agrees not to do or permit to be done any act of commission or omission which would constitute a violation or default under the Oversublease and/or the Overlease.

                  (b) Each party hereto promptly shall deliver to the other party copies of all notices, requests, demands or other communications which relate to the Sublease Premises or the use or occupancy thereof after receipt of the same from Overlandlord or others.

                  (c) Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, loss, damage (whether

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        direct, consequential or incidental) or inconvenience incurred or suffered by Subtenant as a result of the exercise by Overlandlord of any of the rights reserved to Overlandlord under the Overlease, or as a result of the exercise by Overtenant of any of the rights reserved to Overtenant under the Oversublease, nor shall such exercise constitute a constructive eviction or default by Sublandlord hereunder, except to the extent, if any, such injury, loss, damage or inconvenience is the result of the negligence or willful misconduct of Sublandlord.

             12.  Representations.   Subtenant represents that it has
        made a thorough examination and inspection of the Entire Premises and is familiar with the condition thereof. Subtenant hereby agrees that it is entering into this Sublease without any representations or warranties by Sublandlord, its agents, representatives, employees, servants, brokers or any other person as to the present or future condition of the Entire Premises or the appurtenances thereto or any improvements therein or thereon. It is agreed that Subtenant does and will accept the Sublease Premises "as is" and Sublandlord shall have no obligation to perform any work therein except as expressly set forth in this Sublease.

             13.  Assignment and Subletting.

                  (a) Subtenant, for itself, its successors and assigns, expressly covenants that it shall not assign, whether by operation of law or otherwise, or pledge or otherwise encumber this Sublease, or sublet all or any part of the Sublease Premises without obtaining the prior written consent of Sublandlord. Sublandlord agrees that its consent to any proposed subletting of the 37,000 square foot area referenced in Section 1.1.(c) above shall not be unreasonably withheld, conditioned or delayed. Sublandlord reserves the right to transfer and assign its interest in and to this Sublease to any entity or person who shall succeed to Sublandlord's interest in and to the Oversublease.

                  (b) Consent by Sublandlord to any assignment, transfer or subletting to any party shall not be construed as a waiver or release of Subtenant from the terms of any covenant or its primary responsibility under this Sublease, nor shall consent to one assignment, transfer or sublease to any person, partnership, firm or corporation be deemed to be a consent to any subsequent assignment, transfer or subletting to another person, partnership, firm or corporation.

             14.  Quiet Enjoyment.   Subject to the provisions of this
        Sublease, Subtenant, upon paying the Annual Fixed Rent and all other sums and charges herein provided, and observing and keeping all covenants, agreements and conditions of this Sublease on its part to be observed and kept, shall quietly have and enjoy the Sublease Premises during the Term of this Sublease.

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             15.  End of Term.   If Subtenant shall remain in possession
        of the Sublease Premises or any part thereof after the expiration or prior termination of the Term hereof, the parties agree that no such holding over by Subtenant shall operate to extend or renew this Sublease, and that any such holding over shall be construed as a tenancy-at-will at two hundred percent (200%) of the Annual Fixed Rent (on a per diem basis) in effect when such holding over shall have commenced, and such tenancy shall otherwise be subject to all the terms, conditions, covenants and agreements of this Sublease. Subtenant further agrees to pay to Sublandlord any additional amounts payable by Sublandlord to Overtenant under the Oversublease by reason of any such holding over by Subtenant.

             16.  Default.

                  16.1 In the event that Subtenant shall default in the payment of Annual Fixed Rent, additional rent or any other charge payable hereunder, or shall default in the performance or observance of any of the terms, conditions and covenants of this Sublease, Sublandlord, in addition to and not in limitation of any rights otherwise available to it, shall have the same rights and remedies with respect to such default as are provided to Overlandlord under the Overlease with respect to defaults by the lessee thereunder, with the same force and effect as though all such provisions relating to any such default or defaults were set forth herein in their entirety, and Subtenant shall have all of the obligations of the lessee under the Overlease with respect to such default or defaults.

                  16.2 In the event of a default by Subtenant in the performance of any of its non-monetary obligations hereunder, Sublandlord may, at its option, at any time thereafter and without waiving any other remedies for such default contained herein or in the Overlease as incorporated herein or at law or in equity, give written notice to Subtenant that if such default is not cured, or the cure not commenced, within twenty (20) days after receipt of such notice by Subtenant, and if so commenced is not thereafter pursued diligently to completion, Sublandlord may cure such default for the account of Subtenant, and any amount paid or incurred by Sublandlord in so doing shall be deemed paid or incurred for the account of Subtenant and Subtenant agrees promptly to reimburse Sublandlord therefor and save Sublandlord harmless therefrom; provided, however, that Sublandlord may cure any such default as aforesaid prior to the expiration of any waiting period if reasonably necessary to protect Sublandlord's interest under the Oversublease or to prevent injury or damage to persons or property.

             17.  Attornment.    Notwithstanding anything to the contrary
        contained herein, to the full extent required by Overlandlord, Subtenant shall attorn to Overlandlord for the duration of the Term of this Sublease, as the same may be extended, if the Overlease and Oversublease are terminated for any reason.

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             18.  Notices.   Whenever, by the terms of this Sublease,
        notice, demand or other communication shall or may be given to either party, the same shall be in writing and addressed:

                  If to Sublandlord:

                  Thermo TerraTech Inc.
                  81 Wyman Street
                  Waltham, Massachusetts 02254
                  Attention:  President

                  With a copy to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:   General Counsel

                  If to Subtenant:

                  Holcroft L.L.C.
                  12068 Market Street
                  Livonia, Michigan 48150
                  Attention:  President

        or to such other address or addresses as shall from time to time be designated by written notice by either party to the other as herein provided. All notices shall be sent by registered or certified mail, postage pre-paid and return receipt requested, or by Federal Express or other comparable service providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the third business day following the mailing thereof or (ii) if sent by courier, the date of its receipt (or if such day is not a business day, the next succeeding business day).

             19.  Indemnification.   Subtenant hereby agrees to
        indemnify, defend and hold harmless Sublandlord, its parent, subsidiaries and affiliates, and their respective officers, directors, shareholders and employees, from and against any and all claims, demands, judgments, actions, causes of action, suits, liabilities, damages, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) arising out of or in connection with (i) Subtenant's use and occupancy of the Sublease Premises (except to the extent, if any, such claims, demands, judgments, actions, causes of action, suits, liabilities, damages, losses, costs or expenses are caused by the negligence or willful misconduct of Sublandlord), (ii) the negligence or willful misconduct of Subtenant, its agents, employees, representatives or contractors, or (iii) the failure by Subtenant to perform, observe or fulfill any of Subtenant's covenants, agreements, representations or warranties under this Sublease. In case any action or proceeding is brought against Sublandlord by reason of any of the above,

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        Sublandlord shall give written notice thereof to Subtenant, and
        Subtenant may resist or defend such action or proceeding at its sole cost and expense with counsel reasonably acceptable to Sublandlord. If Subtenant fails to resist or defend such action or proceeding, Sublandlord may do so or, upon not less than ten
        (10) days' notice to Subtenant, may settle or compromise the same, and, in such event, Subtenant shall pay to Sublandlord as additional rent hereunder all payments made by, and all expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) incurred by, Sublandlord.

             20.  Surrender.   At the expiration or earlier termination
        of this Sublease, Subtenant shall surrender the Sublease Premises to Sublandlord broom clean, with all alterations, additions and improvements thereto, in as good condition as on the date of delivery of possession thereof to Subtenant or as the Sublease Premises may be put in during the Term hereof, reasonable wear and tear and damage by casualty excepted; provided, however, that at Sublandlord's request, Subtenant shall remove, at Subtenant's sole cost and expense, any and all alterations, additions and improvements specified by Sublandlord. If Subtenant fails to remove any such alterations, additions or improvements on or before the later to occur of the termination of this Sublease or the twentieth (20th) day following such request, Sublandlord may remove the same and deliver the same to any place of business of Subtenant or any warehouse, and Subtenant shall pay the cost of such removal, delivery and warehousing, together with interest thereon at the maximum rate permitted by law, to Sublandlord upon demand.

             21. Environmental Indemnification. Subtenant agrees to indemnify, defend and hold harmless Sublandlord from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys' fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation liens or claims imposed under any so-called "Superfund" or other environmental legislation) arising from or in connection with the use, storage, release or discharge by Subtenant of Hazardous Materials (as hereinafter defined) on the Sublease Premises and/or the Entire Premises.

             For purposes of this Section 20, the term "Hazardous Materials" shall include without limitation any petroleum product, any flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including without limitation substances defined as "hazardous substances", "hazardous materials," "solid waste" or "toxic substances" under any applicable laws relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting and petroleum

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        products, which laws may include, but not be limited to, the
        Federal Insecticide, Fungicide, and Rodenticide Act, as amended; the Toxic Substances Control Act; the Clean Water Act; the National Environmental Policy Act, as amended; the Solid Waste Disposal Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Emergency Planning and Community Right-to-Know Act, as amended; the Occupational Safety and Health Act, as amended; comparable state laws; and all rules and regulations promulgated pursuant to such laws and ordinances.

             22.  Consents.   Sublandlord's refusal to consent to or
        approve any matter or thing, whenever Sublandlord's consent or approval is required under this Sublease or under the Overlease as incorporated herein, shall be deemed reasonable if Overlandlord has refused or failed to give its consent to such matter or thing.

             23.  Option to Extend.   Provided that Subtenant shall not
        be in default of its obligations under this Sublease, Subtenant shall have an option to extend the Term of this Sublease for one
        (1) additional period of five (5) years (the "Renewal Period"), which option shall be exercisable by written notice to Sublandlord given no later than November 1, 2003. Upon receipt of such notice, Sublandlord shall exercise its corresponding option to renew the Oversublease. All of the terms, covenants and provisions of this Sublease shall apply to such Renewal Period, except that the Annual Fixed Rent payable with respect to such Renewal Period shall be equal to the annual Fixed Rent payable to Overlandlord under Article 30 of the Overlease. In the event that Subtenant elects to exercise its option to extend under this Section 23, Subtenant shall be responsible for the payment of all costs payable by the lessee under Section 30.04 of the Overlease. During the Renewal Period, all references in this Sublease to the Term shall be deemed to mean the original Term as extended by the Renewal Period. Subtenant shall have no further right to extend the Term of this Sublease following the expiration of the Renewal Period.

             24.  Direct Lease.   Subtenant agrees to use its best
        efforts to negotiate the execution, on or before the second anniversary of the Commencement Date hereunder, of a direct lease by Overlandlord to Subtenant of the Entire Premises upon such terms as may then be commercially reasonable for leases of comparable properties in the Livonia, Michigan area (the "Direct Lease"), together with the termination of the Overlease and the full release of Overtenant from its obligations thereunder. This Sublease shall automatically terminate upon the effective date of the termination of the Overlease.

             25.  Miscellaneous.

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                  25.1 Governing Laws.   This Sublease shall be governed
        by and construed in accordance with the laws of the State of Michigan.

                  25.2 Entire Agreement.   This Sublease constitutes the
        entire agreement between Sublandlord and Subtenant with respect to the subject matter hereof and shall not be supplemented, amended, varied or modified in any manner except by an instrument in writing signed by both parties.

                  25.3 Waiver.   No delay or omission on the part of
        either party to this Sublease in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right hereunder, and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right on any future occasion.

                  25.4 Remedies Cumulative.   Any and all rights and
        remedies which either party may have under this Sublease, at law or in equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

                  25.5 Broker.    Each of the parties hereto represents
        and warrants to the other that there are no claims for brokerage commissions or finder's fees in connection with this Sublease. Each party shall indemnify and hold harmless the other party from and against any and all claims for brokerage fees, commissions or other charges arising from the dealings of the indemnifying party in connection with this Sublease.

                  25.6 Consent to Sublease.   The effectiveness of this
        Sublease is conditioned upon the prior written consent of Overtenant to the subletting of the Sublease Premises to Subtenant in accordance with the terms hereof.

                  25.7 Survival.   It is understood and agreed that the
        provisions of Sections 18 and 20 above shall survive the expiration or earlier termination of this Sublease.

                  25.8 Personal Property.   All furnishings, fixtures,
        equipment, effects and personal property of every kind, nature and description of Subtenant, and of all persons claiming by, through or under Subtenant, which, during the Term of this Sublease or any occupancy of the Sublease Premises by Subtenant, or anyone claiming by, through or under Subtenant, may be on the Sublease Premises or elsewhere in the Entire Premises, shall at the sole risk and hazard of Subtenant and, if the whole or any

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        part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or borne by Sublandlord except to the extent caused by the negligence or willful misconduct of Sublandlord, its agents, employees, representatives or contractors.

                  25.9 Headings.   Section headings and the organization
        of this Sublease are for descriptive purposes only and shall not control or alter the meaning of this Sublease.

                  25.10     Successors and Assigns.   This Sublease shall
        be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  25.11     Authority.   The individuals executing this
        Sublease hereby represent and warrant that they are empowered and duly authorized to so execute this Sublease on behalf of the parties they represent.

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
             IN WITNESS WHEREOF, the parties hereto have executed this Sublease under seal as of the date first set forth above.

                                           SUBLANDLORD:

                                           THERMO TERRATECH INC.

                                           By:    /s/ John P. Appleton
                                           Name:  John P. Appleton
                                           Title: Chief Executive Officer



                                           SUBTENANT:

                                           HOLCROFT L.L.C.

                                           By:    /s/ Scott M. Murray
                                           Name:  Scott M. Murray
                                           Title: President

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
                               CONSENT TO SUBLEASE



             Pursuant to Section 5.1 of the Oversublease attached as Exhibit B-2 hereto, the undersigned hereby consents to the subletting of the Sublease Premises described herein on the terms and conditions contained in the within Sublease. The undersigned further agrees to perform its obligations as lessee under the Overlease, except to the extent the same are assumed by Sublandlord pursuant to the terms of the Oversublease.



                                           TMO, INC.,
                                           a Delaware corporation

                                           By:    /s/ Sandra L. Lambert

                                           Name:  Sandra L. Lambert

                                           Title: Secretary